Exhibit 10.6

                       AMENDMENT NO. 6 TO LOAN AGREEMENT

     This Amendment No. 6 (the "Amendment") dated as of January 13, 2004 is between Bank of America, N.A. (the "Bank") and SureWest Communications (the "Borrower"), formerly known as Roseville Communications Company.

                                    RECITALS

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of March 15, 2000 (together with any previous amendments, the "Agreement'").

     B. The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

          (a) Paragraph number 1.7(a)(i) is hereby amended to read in its entirety as follows:

          (i) standby letters of credit with a maximum maturity not to extend 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

     3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

     4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     6. FINAL AGREEMENT. THIS WRITTEN AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.





               This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:                                   Bank:
SureWest Communications                     Bank of America, N.A.
By_________________________                 By________________________________
Michael D. Campbell, EVP-CFO                Robert L. Munn, Jr.,
                                            Senior Vice President